Exhibit 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Senior Director, Corporate Communications
(781) 251-4130

John Swanson
Swanson Communications
(516) 671-8582

LOJACK CORPORATION NAMES TIMOTHY P. O’CONNOR
CHIEF FINANCIAL OFFICER AND SENIOR VICE PRESIDENT

Westwood, MA, November 3—LoJack Corporation (NASDAQ GS: “LOJN”) announced today that Timothy P. O’Connor will be joining the company as Chief Financial Officer and Senior Vice President succeeding Michael Umana, who resigned as Chief Financial Officer effective September 30, 2008.

Mr. O’Connor had served as Senior Vice President, Finance Operations for American Tower Corporation, U.S. Tower Division since 2007. From 2005 until joining American Tower Corporation, Mr. O’Connor served as Vice President, Finance for the Global Technology and Manufacturing Group with Procter & Gamble. From 1988 to 2005, Mr. O’Connor held various finance, administration, and internal audit positions with The Gillette Company. Mr. O’Connor received his undergraduate degree in finance and accounting from Northeastern University.

In announcing the appointment, Ronald V. Waters, President and Chief Operating Officer said, “We are delighted to have concluded our search for an important executive team member with the appointment of Tim O’Connor. His strong financial background and experience with global manufacturing, research and development, new product development and consumer product marketing will be important assets, as we continue to diversify the LoJack business through entry into new markets and expansion globally.”

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the premier worldwide provider of tracking and recovery systems. The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $4 billion worldwide in stolen LoJack-equipped assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. Today, LoJack operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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